About Us

Shengshi Elevator, a unique high-tech driven company with core technology through independent innovation, has successfully manufactured “Shengshi Safe Elevator ”after a long and hard research. It has acquired many patent certificates and won several gold awards for international inventions both at home and abroad.

Shengshi Elevator committed itself to creating "the world's first class of safe elevator" based upon the Split Nut Track Linear Motion Pair technology. Nowadays, Shengshi Elevator has become the Chief Expert in addressing social problems with regards to home-based care for the aged and the constructions of livable cities in particular.

Shengshi Elevator’s main products include:
Home Elevators for Duplex or Villas; Residential Elevators for Existing Retrofitting Buildings; Renovation Elevators; Special Lifts for Military and Civil Vessels; Escalators, Moving Sidewalks, Patient Lifts, Elevators for the Disabled; Large Transmission and Lifting Equipment; Light Rail, Metro (Applicable to all light rail transit with a speed of less than 60km/h)

Shengshi Elevator’s marketing network has a global reach. We provide one-stop service and relieve of your worries.

www.ssdtsz.com

Global Invention Competitions Winner


Gold Medal
Specialized Technology
Embedded Spiral Lifting Safety Elevator

June 9th, 2016 Awarded Gold Medal in the 31st American Institute-Architects INPEX Invention Show in Pittsburgh, USA.


URKUNDE/CERTIFICATE
iENA 2016

October 30th, 2016 Awarded Gold Medal in the iENA International Specialized Trade Show for “Ideas-Inventions-New Products” in Nürnberg, Germany.


Concours Lépine International Paris
2017
Médaille d'Or

May 7th, 2017 Awarded Gold Medal in the 116th International Invention Exhibition in Paris, France.


DIPLÔME
Inventions Geneva
SALON INTERNATIONAL DES INVENTIONS GENÈVE

April 14th, 2018 Awarded Gold Medal in the 46th International Exhibition of Inventions Geneva, Switzerland.

Letters of Patents

The only company in China that has mastered core technology with accumulated **61** domestic and international two-way patents, and has initially formed a three-dimensional intellectual property protection system.





Product Category

Product Category

- Home Elevators for Duplex or Villas
- Residential Elevators for Existing Retro-fitting Buildings
- Renovation Elevators（below 40 layers）
- Special Lifts for Military and Civil Vessels
- Escalators, Moving Side-walks, Patient Lifts, Elevators for the Disabled
- Freight elevator
- Large Transmis-sion and Lifting Equipment
- Light Rail, Metro (Applicable to all light rail transit with a speed of less than 60km/h)

Advantages of Shengshi Safe Elevator

Never-falling

It has completely solved the potential safety hazards such as crash, uprush, gliding downward with door open and getting stuck inside the elevator and ensure people's safety quite efficiently.

Capable of working in the event of power failures

Should any power failure take place, it can still work for 4-6 hours to ensure smooth traffic.

Self-rescue while getting stuck inside the elevator

Capable of being manually operated and self-rescue is accessible when the elevator gets stuck.

Escape from Fires

It is designed to prevent against fire and smoke. Upon the occurrence of the fire, it can run normally within 15 minutes, which is conducive to timely evacuation and escape.

Easy to Install

No requirement for a foundation pit or a machine room, the same space can provide a larger lift car area, can be directly installed in the corridor.

Remote automatic diagnosis

It will automatically diagnose, detect and eliminate potential hazards in advance, and ensure the stable operation of the elevator.

Advantages

Market Overview



At present, there haven't been any elevators that are tailor-made for those old buildings in the open market.

Nowadays, China has already faced an aging society. Until the end of 2016, the population of over 60 years old are 250 million, and that number is estimated to be 300 million in 2025. Meanwhile, most senior residents live in the old buildings that do not have elevators. It is predictable that it would be extremely inconvenient for the dwellers in those old buildings.

The need for elevators are increasing rapidly, it is certainly necessary to install elevators in those old buildings. Therefore, there is a huge and sharply increasing market for the new elevators, and the potential domestic demands for elevators is roughly 40 million, which could worth 1,800 to 2,400 billion RMB. The potential international market demands for elevators is roughly 300 million, which could worth 180 trillion RMB.

Core competitiveness


NORTH ATLANTIC OCEAN
NORTH ATLANTIC OCEAN
NORTH ATLANTIC OCEAN
SOUTH ATLANTIC OCEAN
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The embedded Lift platform

Shengshi safety elevator adopts a unique embedded lifting system to completely replace the traditional traction lifting system, and completely solve the elevator "roof, crash, slide" and other safety hazards.

Dual power supply Configuration drop platform

It is driven by low-voltage dc motor and equipped with dual power supply. When the elevator is out of power, the standby power can be seamlessly transferred to ensure the normal operation of the elevator for 4-6 hours.

Self-rescure when stuck in the elevator

The car is designed with a diversion device, when the elevator stops or the high-rise fire occurs within 15 minutes, automatically operate the elevator to land safely, can save themselves when stuck.

Structure refining Easy installation

Shengshi safe elevator does not need the top floor machine room and the bottom foundation pit, occupies a small space, effectively saves the installation space and cost, and is especially suitable for the needs of installing elevators in old buildings.

Business Model

The company mainly focuses on elevator production, sales, installation and maintenance, combined with the advertising media and the Internet block chain to create production, sales, installation maintenance, multimedia, block chain, Internet, finance as a whole business model.


Installation
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Maintenance
Finance
Sales
Internet
Production
Multimedia
Blockchain